EXHIBIT 10.02

CONFIDENTIAL SEPARATION AGREEMENT

AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is entered into by and between Marc Laurence Greenberg (“Employee”) and MRG Entertainment, Inc. (“Company”).

WHEREAS, Employee’s employment with Company has been involuntarily terminated by Company without Cause effective on October 8, 2010 pursuant to Section 3B of the Employment Agreement between the parties dated February 10, 2006, as subsequently amended (collectively, the “Employment Agreement”); and

WHEREAS, without admission of liability or fault, Company and Employee have agreed to compromise and resolve any differences and to settle and extinguish all claims Employee may have against Company and that Company may have against Employee, including but not limited to claims which arise from Employee’s employment with Company or Employee’s separation from employment.

NOW THEREFORE, for and in consideration of the monetary consideration described below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee voluntarily and knowingly enters into the following Agreement and agrees as follows:

1.             If Employee signs and does not revoke this Agreement, upon the expiration of the seven (7) day revocation period set forth in Paragraph 10, Company shall pay to Employee termination payments equal to his current base salary for a period of six (6) months through April 7, 2011 (the “Severance Payments”).  Such obligation may be reduced or eliminated pursuant to Section 5H of the Employment Agreement which grants Company the right to reduce on a dollar for dollar basis, the Severance Payments by an amount equal to the gross amount that Employee earns (whether as an employee, contractor, or director of any business, trade, profession or occupation, and irrespective of whether such form of compensation constitutes salary, bonus or compensation) for the period of October 8, 2010 through April 7, 2011.  In addition to the foregoing, Company shall pay Employee’s COBRA premiums for “employee only” medical, dental and vision coverage and pay Employee’s car allowance through April 7, 2011.  Business expenses reimbursable under Company policy will be paid within ten (10) days after the final submission of outstanding business expenses, provided that Employee submit any outstanding business expenses within ten (10) days from the Effective Date of this Agreement.

2.             Excluding the compensation set forth in Paragraph 1, Employee acknowledges that he has received full payment of all wages and compensation due to him in connection with his employment with Company.  Except as specifically provided herein, this Agreement shall expressly and unconditionally supersede and render void any and all claims, rights, title or interest in or with respect to any employee compensation or benefit to which Employee may have been entitled by virtue of his employment with Company, excluding claims relating to social security, workers’ compensation, disability or unemployment insurance benefits.  As of the effective date of this Agreement, Employee will not be entitled to additional vesting in any of the

Company’s stock option plans or other benefit plans. Employee will not be eligible for any additional awards under the Company’s stock option plans.  Employee understands that any vested stock options not exercised within the applicable exercise periods shall expire.

3.             Employee hereby, on behalf of himself, his heirs, legal representatives, successors and assigns, acknowledges full and complete satisfaction of, and does hereby waive his right to damages from and releases and discharges Company, its directors, officers, stockholders, representatives, insurers, employees, attorneys, agents and successors, past and present, and each of them, (collectively and individually, the “Releasees”) of and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, complaints, wages, obligations, debts, expenses, damages, judgments, orders, demands and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which he holds or at any time heretofore owned or held against said Releasees, including specifically but not exclusively, without limiting the generality of the foregoing, (1) any and all claims arising out of or in any way connected with Employee’s employment by Company; (2) any and all claims arising out of or in any way connected with the termination of Employee’s employment with Company; (3) any and all claims that could arise under common (including civil tort) law and/or state or federal statutes, including but not limited to any and all claims of breach of express or implied contract, promissory estoppel, detrimental reliance, wrongful discharge, infliction of emotional distress, claims under the Employee Retirement Income Security Act of 1974 or the Family and Medical Leave Act of 1993, as amended, the WARN Act, or claims of discrimination under the Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, The Sarbanes Oxley Act of 2002, the Internal Revenue Code, or any other local, state or federal law or regulation, as of the date of this Agreement.  Employee specifically agrees and covenants not to sue Company, or file any administrative claim for, or related to any of the above-mentioned claims or any other claims related to his employment.  Company and Employee intend for the release set forth in this Paragraph 3 to have the broadest effect possible.

4.             Company and its affiliates and their respective directors, officers, stockholders, representatives, insurers, employees, attorneys, agents and successors, past and present, and each of them hereby acknowledge full and complete satisfaction of, and do hereby waive their rights to damages from and release and discharge Employee, his heirs, legal representatives, successors and assigns (collectively and individually, the “Employee Releasees”) of and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, complaints, wages, obligations, debts, expenses, damages, judgments, orders, demands and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, which they hold or at any time heretofore owned or held against said Employee Releasees, including specifically but not exclusively, without limiting the generality of the foregoing, (1) any and all claims arising out of or in any way connected with Employee’s employment by Company; (2) any and all claims arising out of or in any way connected with the termination of Employee’s employment with Company; (3) any and all claims that could arise under common (including civil tort) law and/or state or federal statutes.

5.             Each party expressly waives all rights either party has or may have under Section 1542 of the Civil Code of California which provides as follows:

SECTION 1542.  GENERAL RELEASE; EXTENT:  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6.             For the avoidance of doubt, Employee further understands, intends and agrees that, by this Agreement he is waiving any claims he may have under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, and represents and agrees that he has, personally or through his attorney, considered all aspects of this Agreement and is fully advised of his right to discuss any and all aspects of this matter with an attorney of his choice; that he has carefully read and fully understands all of the provisions of this Agreement; and that he has voluntarily entered into this Agreement.

7.             This Agreement will not in any way be construed as an admission by either Party of a violation of any federal, state or local law or ordinance, or any enforceable right of Employee or Company and each party specifically denies any wrongdoing on its part, or on the part of its directors, employees or agents.

8.             Employee acknowledges that Releasees have not made and do not make any representations regarding the tax consequences of this Agreement or the Severance Payments paid or to be paid pursuant to Paragraph 1. Employee further agrees to indemnify, defend and hold Releasees harmless from any and all of Employee’s tax liability, interest, and/or penalties that may be or may become due thereon.

9.             Employee understands that he has been given a period of twenty-one (21) calendar days to review and consider this Agreement before signing it.  Employee further understands that he may use as much of this 21-day period as he wishes prior to signing.

10.           Employee understands that this Agreement can be revoked within seven (7) calendar days of his signing it.  Revocation can only be made by delivering written notice of revocation to Company at the following address: 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301, and only to the attention of: Marc Callipari, General Counsel.  For this revocation to be effective, written notice must be received by Company no later than the close of business on the seventh day after Employee signs this Agreement.  If Employee revokes this Agreement, it shall not be effective or enforceable and Employee will not receive the benefits described in this Agreement.

11.           Neither Party will engage in any conduct and make any statements that are derogatory about or detrimental to the other Party or any of the Releasees identified in Paragraph 3 or any Employee Releasees identified in Paragraph 4.

12.           Employee further agrees that he will not, without the express written consent of Company, pursue, apply for, or seek employment with Company.  Should Employee do so in violation of this Paragraph 12, Company shall have no obligation to hire him.

13.           Each party agrees that the terms of this Agreement, and the proposal of and discussions relating to this Agreement, are and shall remain confidential as between the parties, unless, and to the extent, disclosure is required by law or to secure advice from a legal or tax advisor. Notwithstanding the foregoing, either party may disclose that the Employee was terminated by Company without Cause.

14.           Employee affirms that he has returned or will promptly return to Company all Company equipment and materials and that he will promptly destroy all Company related electronic data that may be stored on Employee’s personal computer hard drive and that he will not at any time, except as authorized by the President of Company, for his own benefit or the benefit of any other person or entity, disclose or cause to be disclosed any information, materials, systems, procedures, processes, manuals, forms, customer or employee lists, business plans or other trade secrets or confidential information regarding Company. Employee further acknowledges and agrees that he continues to be bound by the Company’s Employee Proprietary Information and Inventions Agreement executed in February 10, 2006. Notwithstanding the foregoing, in accordance with Section 7B of the Employment Agreement, Employee shall be entitled to retain Employee’s personal address book.

15.           Employee acknowledges and agrees that he continues to be bound by the terms of the Non-Competition, Non-Solicitation and Trade Secret Agreement dated February 10, 2006 through the end of its term on February 9. 2011.

16.           The parties agree further that if either breaches or acts in a manner inconsistent with the terms of this Agreement, either party may bring an action in a court of competent jurisdiction and the prevailing party shall be entitled to recover costs and reasonable outside attorney’s fees, and any other available remedy.

17.           Notwithstanding anything to the contrary contained herein, the obligations of Company under Paragraph 11 of the Employment Agreement relating to the indemnification of Employee shall survive the execution of this Agreement and remain an enforceable obligation of the Company.

18.           This Agreement sets forth the entire agreement between Employee and Company. Employee hereby acknowledges that Company has made no representations or promises to him other than those contained in this Agreement.

19.           This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.  Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of agreement contained in the Agreement.

20.           The terms of this Agreement are contractual and not a mere recital. Should any provision, part of any provision, or application thereof be held invalid or unenforceable, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application, and to this end, the provisions of this Release are declared to be severable.

21.           Company and Employee agree that this Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party.  The terms of this Agreement shall be enforced pursuant to California law.  Paragraph 9 of the Employment Agreement relating to the arbitration of disputes shall be applicable to this Agreement.

22.           This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, successors and assigns.

Employee acknowledges voluntarily entering into this Agreement on the date written below, with full knowledge of the rights that he may be waiving.

DATED this 6 day of October, 2010.

/s/ Marc Greenberg
Employee

MRG ENTERTAINMENT, INC

By:	/s/ Michael Weiner

Name:	Michael Weiner

Title:	CEO